Exhibit 10.3

U.S. SILICA HOLDINGS, INC.

2011 INCENTIVE COMPENSATION PLAN

OMNIBUS AMENDMENT TO AWARD AGREEMENTS

February 18, 2016

[NAME]

[TITLE]

Re:	Good Reason Termination Protection

Dear [NAME]:

Reference is hereby made to the following equity award agreements previously entered into by and between you and U.S. Silica Holdings, Inc. (the “Company”) under the Company’s 2011 Incentive Compensation Plan, as amended from time to time (collectively, the “Award Agreements”):

1.	Restricted Stock Unit Award Agreement by and between you and the Company, dated [DATE], granting [NUMBER] restricted stock units.

2.	Performance Share Unit Award Agreement by and between you and the Company, dated [DATE], granting [NUMBER] performance share units.

3.	Nonqualified Stock Option Agreement by and between you and the Company, dated, [DATE], granting [NUMBER] stock options.

The Company is pleased to inform you that the Compensation Committee of the Board of Directors of the Company has approved a modification to the Award Agreements for your benefit. Effective immediately, and notwithstanding any other provision in the Award Agreements to the contrary, in the event of your termination of employment with the Company by you for “Good Reason” (as defined below) following a Change in Control (as defined the Award Agreement), such termination shall entitle you to the same rights and entitlements as would be applicable under the Award Agreements following a Change in Control had such termination been a termination by the Company without “Cause” (as defined in the Award Agreements) for all purposes under the Award Agreements. For purposes hereof, the term “Good Reason” shall mean (i) a material reduction in your annual base salary rate of compensation; (ii) a required relocation of more than 50 miles of your primary place of employment with the Company or its Affiliates; or (iii) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities; provided, however, that to invoke a Termination for Good Reason, (A) you must provide written notice to the Company within thirty (30) days of the event you believe constitutes Good Reason, (B) the Company must fail to cure such event within thirty (30) days of the receipt of such written notice and (C) you must terminate employment within five (5) days following the expiration of the Company’s cure period described above.1

[1]	For CEO, “Good Reason” shall have the meaning ascribed to such term in that certain Employment Agreement dated March 22, 2012 by and between the Company and Bryan Shinn.

Furthermore, effective immediately, and notwithstanding any other provision in your Nonqualified Stock Option Agreement to the contrary, with respect to your stock options (the “Options”), in the event of your termination of employment with the Company by you for Good Reason, or by the Company other than for Cause, in each case following a Change in Control, then the vested portion of your Options shall remain exercisable until the third anniversary of the date of such Termination, but in no event later than the expiration of the stated term of the Option pursuant to the applicable Nonqualified Stock Option Agreement.

Except as expressly provided herein, the Award Agreements and the incentive equity awards granted thereunder shall continue to remain outstanding in full force and effect in accordance with all of the terms and conditions of the Award Agreements and the Company’s 2011 Incentive Compensation Plan, as amended from time to time.

*        *        *         *        *        *

Very truly yours,

U.S. SILICA HOLDINGS, INC.
AGREED AND ACKNOWLEDGED
as of February , 2016
By:

Name:

Title:	[PARTICIPANT]

Signature Page to Omnibus Amendment to Award Agreements